Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On October 2, 2019, pursuant to the Equity Purchase Agreement with Greg K. Rogers, Philip T. Travis, as trustee of the Lorin L. Rogers 2018 Trust, Kimberlin Rogers 2018 Trust, Gregory K. Rogers 2018 Trust and Mary A. Rogers 2018 Trust, LK Gregory Construction, Inc., Plateau Excavation, Inc. and DeWitt Excavation, LLC (collectively, “Plateau”), Sterling Construction Company, Inc., (“Sterling” or, the “Company”) consummated the acquisition (the “Acquisition”) of all of the issued and outstanding shares of capital stock of LK Gregory Construction, Inc. and Plateau Excavation, Inc., and all of the issued and outstanding equity interests in DeWitt Excavation, LLC, for aggregate consideration of $427.7 million, consisting of $375 million in cash, a working capital adjustment of $21.3 million, 1.24 million shares of the Company’s common stock, a $10 million subordinated promissory note with a fair value discount rate of 8%, and a tax basis election of $5.1 million. Plateau is engaged in the business of surveying, clearing and grubbing, erosion control, grading, grassing, site excavation, storm drainage, sanitary sewer and water main installation, drilling and blasting, curb and gutter, paving, concrete work and landfill services, in each case to general contractors and developers engaged in construction services, and engineering services relating thereto.
The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Acquisition based on the historical results of operations of Sterling and Plateau. The unaudited pro forma condensed combined financial information is presented for the year ended December 31, 2019, prepared based on (i) the historical audited consolidated statement of operations of Sterling for the year ended December 31, 2019 and (ii) the historical unaudited combined statement of operations of Plateau for the nine months ended September 30, 2019.
The historical consolidated and combined financial information has been adjusted in the unaudited pro forma condensed combined financial data to give effect to pro forma events that are, based upon available information and certain assumptions, (i) directly attributable to the Acquisition, (ii) factually supportable and reasonable under the circumstances, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma adjustments primarily relate to the following:

•	the alignment of accounting policies and financial statement classifications of Plateau to those of Sterling;

•	application of the acquisition method of accounting in connection with the Acquisition;

•
new credit facilities in connection with the Acquisition consisting of a term loan and a revolving credit facility, the proceeds of which were used to finance the cash consideration portion of the purchase price and repay Sterling’s prior credit facilities;

•	issuance of the Seller Note in connection with the Acquisition; and

•	acquisition and debt extinguishment costs in connection with the Acquisition and related financing.
The following unaudited pro forma condensed combined financial statements are prepared for illustrative purposes only and are not necessarily indicative of or intended to represent the results that would have been achieved had the Acquisition been consummated as of the dates indicated or that may be achieved in the future. Additionally, the unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies or associated cost savings that may be achieved, or additional costs which may be incurred, with respect to the combined companies.
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting (“Acquisition Accounting”) under existing United States generally accepted accounting principles. The Acquisition Accounting is dependent upon certain valuations that have yet to progress to a stage where there is sufficient information for a definitive measurement. Sterling intends to complete the valuations and finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the Acquisition.
The unaudited pro forma condensed combined financial information gives effect to the Acquisition, as if the Acquisition had been completed on January 1, 2018 for statement of operations purposes. This unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with (i) Sterling’s audited financial statements and accompanying notes included in its Annual Report on Form 10-K for the year ended December 31, 2019, (ii)  Plateau’s unaudited financial statements and accompanying notes for the nine months ended September 30, 2019 included in this Current Report on Form 8-K.

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019
(In thousands, except per share data)

	STERLING (1)	PLATEAU (2)	PRO FORMA ADJUSTMENTS	NOTE 4	PRO FORMA COMBINED
Revenues	$1,126,278	$232,458	$—		$1,358,736
Cost of revenues	(1,018,484)	(160,734)	(1,002)	A, B	(1,180,220)
Gross profit	107,794	71,724	(1,002)		178,516
General and administrative expense	(49,200)	(10,920)	—		(60,120)
Intangible asset amortization	(4,695)	—	(6,798)	C	(11,493)
Acquisition related costs	(4,311)	(28,861)	33,172	D	—
Other operating expense, net	(11,837)	1,115	(1,115)	B	(11,837)
Operating income	37,751	33,058	24,257		95,066
Interest income	1,142	—	—		1,142
Interest expense	(16,686)	—	(14,318)	E	(31,004)
Loss on extinguishment of debt	(7,728)	—	7,728	F	—
Income before income taxes	14,479	33,058	17,667		65,204
Income tax expense (3)	26,216	(218)	—		25,998
Net income	40,695	32,840	17,667		91,202
Less: Net income attributable to noncontrolling interests	(794)	—	—		(794)
Net income attributable to Sterling common stockholders	$39,901	$32,840	$17,667		$90,408

Net income per share attributable to Sterling common stockholders:
Basic	$1.50				$3.39
Diluted	$1.47				$3.33

Weighted average common shares outstanding:
Basic	26,671				26,671
Diluted	27,119				27,119

(1) Agrees to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and includes the fourth quarter results of Plateau operations.

(2) Agrees to Plateau’s unaudited financial statements for the nine months ended September 30, 2019 included in this Current Report on Form 8-K as Exhibit 99.1.

(3) Sterling’s income tax expense includes a non-recurring, non-cash income tax benefit of $27,398 related to the reversal of its net operating loss valuation allowance.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands, except share and stock price information)

NOTE 1 - BASIS OF PRESENTATION
The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Acquisition, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the Acquisition.
The unaudited pro forma condensed combined financial information has been prepared assuming the Acquisition was accounted for using Acquisition Accounting with Sterling as the acquiring entity. Accordingly, under Acquisition Accounting, the total purchase price was allocated to the acquired net tangible and identifiable intangible assets of Plateau based on their respective fair values, as described in Note 2. During the initial assessment of the purchase price allocation, Sterling considered the impact of the new lease guidance under ASU 2016-2 (ASC 842), and based on the information currently available, no material long-term leases were identified.
To the extent identified, certain reclassifications have been reflected in the pro forma adjustments to conform Plateau’s financial statement presentation to that of Sterling’s, as described in Note 4. There were no material transactions between Plateau and Sterling for the periods presented in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined company’s results of operations would have been had the Acquisition occurred on the date indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The unaudited pro forma condensed combined financial information does not reflect the realization of any expected cost increases or savings or other synergies from the Acquisition, as a result of activities following the completion of the Acquisition. Additionally, the condensed combined statement of operations does not include acquisition and integration related costs or the loss on the early extinguishment of debt.

NOTE 2 - PURCHASE CONSIDERATION AND PRELIMINARY PURCHASE PRICE ALLOCATION
Purchase Consideration—Sterling completed the Acquisition for a purchase price of $427,659, net of cash acquired, detailed as follows:

Cash consideration transferred, net of $2,425 of cash acquired	$375,000
Target working capital adjustment	21,323
Equity consideration transferred (1,245 shares at $13.01 per share(1))	16,195
Note payable to seller (Note 3)	10,000
Estimated tax basis election	5,141
Total consideration	$427,659
(1) Sterling’s closing stock price on October 1, 2019

Preliminary Purchase Price Allocation—The aggregate purchase price noted above was allocated to the assets and liabilities acquired based upon their estimated fair values at the acquisition closing date, which were based, in part, upon external preliminary appraisal and valuation of certain assets, including specifically identified intangible assets. The excess of the purchase price over the preliminary estimated fair value of the net tangible and identifiable intangible assets acquired totaling $106,661, was recorded as goodwill.
The following table summarizes our purchase price allocation at the acquisition closing date, net of cash acquired:

Net tangible assets:
Accounts receivable, including retainage	$81,921
Costs and estimated earnings in excess of billings	974
Other current assets	249
Property and equipment, net	65,492
Other non-current assets, net	10
Accounts payable	(22,039)
Billings in excess of costs and estimated earnings	(16,540)
Other current liabilities	(7,669)
Total net tangible assets	102,398
Preliminary identifiable intangible assets	218,600
Goodwill	106,661
Total consideration transferred	$427,659
The purchase price allocation above is subject to further change when additional information is obtained. We have not finalized our assessment of the fair values primarily for intangible assets and property and equipment. We intend to finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the Plateau Acquisition. Our final purchase price allocation may result in additional adjustments to various other assets and liabilities, including the residual amount allocated to goodwill during the measurement period.

NOTE 3 - FINANCING TRANSACTIONS
Credit Facility—On October 2, 2019, the Company, as borrower, and certain of its subsidiaries, as guarantors, entered into a Credit Agreement (the “Credit Agreement”) with BMO Harris Bank N.A., as administrative agent (the “Agent”), Bank of America, N.A., as syndication agent, and BMO Capital Markets Corp. and BofA Securities, Inc., as joint lead arrangers and joint book runners. The Credit Agreement provides the Company with senior secured debt financing in an amount up to $475,000 in the aggregate, consisting of (i) a senior secured first lien revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of $75,000 (with a $75,000 limit for the issuance of letters of credit and a $15,000 sublimit for swing line loans) and (ii) a senior secured first lien term loan facility (the “Term Loan Facility”) in the amount of $400,000 (collectively, the “Credit Facility”). The obligations under the Credit Facility are secured by substantially all assets of the Company and the subsidiary guarantors, subject to certain permitted liens and interests of other parties. The Credit Facility will mature on October 2, 2024.
The Company obtained the Credit Facility in order to facilitate the transactions contemplated by the Acquisition, including refinancing existing indebtedness of the Company, finance capital expenditures, finance working capital, finance acquisitions permitted under the Credit Agreement, finance other general corporate purposes and fund certain fees and expenses associated with the closing of the Credit Facility and the Acquisition.
On December 2, 2019, the Credit Agreement was amended to modify (i) the applicable margins with respect to Base Rate and LIBOR borrowings under the Credit Facility, (ii) the required amounts of mandatory prepayments of the Credit Facility with excess cash flow, (iii) the amounts of scheduled principal payments quarterly and at maturity on the Term Loan Facility, and (iv) the applications of partial prepayments of the Term Loan Facility on a ratable, weighted basis among all remaining scheduled principal payments on the Term Loan Facility. The modifications in (i)-(iii) mentioned above were pursuant to the customary “market flex” rights contained in the fee letter related to the Credit Agreement.
Oaktree Facility—On October 2, 2019, concurrently with the Company’s entry into the Credit Agreement, the Company terminated the Loan and Security Agreement, dated April 3, 2017, with Wilmington Trust, National Association, as agent, and the lenders party thereto (the “Oaktree Facility”), which provided for an $85,000 term loan. The Company used a portion of the proceeds of the Credit Agreement to pay in full all outstanding borrowings of $67,100 under the Oaktree Facility. Interest on the Oaktree Facility was equal to the one-, two-, three- or six-month LIBOR, plus 8.75% per annum.

Debt extinguishment costs—As part of the replacement of the Oaktree Facility, $7,728 in debt extinguishment costs were expensed and included as a “Loss on extinguishment of debt” on the Company’s Statement of Operations for the year ended December 31, 2019. Debt extinguishment costs primarily consist of a prepayment premium of $3,394 (which is equal to 5% of the aggregate principal amount, including any interest and fees, of the Oaktree Facility repaid) and the write-off of the Oaktree Facility unamortized debt issuance costs of $4,334.
Note Payable to Seller—As part of the Acquisition, the Company issued a $10,000 subordinated promissory note to one of the Plateau sellers that bears interest at 8% with interest payments due quarterly beginning January 1, 2020. The subordinated promissory note has no scheduled payments, however, it may be repaid in whole or in part at any time, subject to certain payment restrictions under a subordination agreement with the Agent under our Credit Agreement, without premium or penalty, with final payment of all principal and interest then outstanding due on April 2, 2025. At inception, the subordinated promissory note’s interest rate approximated market.

NOTE 4 - PRO FORMA ADJUSTMENTS

The pro forma adjustments are based on Sterling’s estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(A)	To record nine months of pre-acquisition depreciation expense related to the $14,041 Plateau adjustment to property and equipment based on a seven year estimated useful life.

(B)
To conform Plateau’s accounting policies to be consistent with those of Sterling’s, the Company recorded an other operating income adjustment of $1,115 for the year ended December 31, 2019, of which $612 was an adjustment to exclude business activities not acquired, and $503, was a reclassification to cost of revenues.

(C)	The following table summarizes the preliminary estimated fair values of Plateau’s identifiable intangible assets, their estimated useful lives, and nine months of pre-acquisition amortization expense:

	Fair Value	Estimated Useful Life in Years	Pro Forma Adjustment
Customer relationships	$191,800	25	$(5,754)
Trade name	24,800	25	(744)
Non-compete agreements	2,000	5	(300)
Total	$218,600		$(6,798)

(D)	To record the elimination of $33,172 of costs related to the Acquisition, of which $28,861 relates to seller divestiture costs.

(E)	To record the nine month net increase in pre-acquisition interest expense due to changes in financing arrangements resulting from the Acquisition as follows:

Pro Forma Adjustment
Interest expense on Credit Facility – Libor + 4.5%	$(20,832)
Seller note interest – 8%	(600)
Amortization of new debt issuance costs	(1,603)
Removal of prior Oaktree interest & debt issuance costs	8,717
Total	$(14,318)

(F)	To record the elimination of the loss on extinguishment of debt of $7,728 related to the prior Oaktree facility.